Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $54.7 Million, or $1.60 Per Diluted Share, for First Quarter 2026;
Increases Quarterly Cash Dividend Declared by 4% to $0.52 Per Share

Walla Walla, WA - April 22, 2026 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $54.7 million, or $1.60 per diluted share, for the first quarter of 2026, compared to $51.2 million, or $1.49 per diluted share, for the preceding quarter, and $45.1 million, or $1.30 per diluted share, for the first quarter of 2025. Net interest income was $150.2 million for the first quarter of 2026, compared to $152.4 million in the preceding quarter and $141.1 million for the first quarter a year ago. Net interest margin expanded by eight basis points to 4.11%, driven by continued reductions in funding costs. The decrease in net interest income compared to the prior quarter primarily reflects two fewer calendar days in the current quarter and a slight decrease in average earning assets, both of which were largely offset by the margin improvement. The increase in net interest income compared to the first quarter a year ago primarily reflects a decrease in overall funding costs and an increase in the average balance of interest-earning assets. First quarter 2026 results included a $796,000 recapture of provision for credit losses, compared to $2.4 million of provision for credit losses in the preceding quarter and $3.1 million of provision for credit losses in the first quarter of 2025.
Banner announced that its Board of Directors increased its regular quarterly cash dividend by 4% to $0.52 per share payable May 15, 2026, to common shareholders of record on May 5, 2026.
“Banner’s first quarter results demonstrate the continued strength of our super community bank strategy, which focuses on building client relationships, preserving a strong funding base, and delivering exceptional service while sustaining a moderate risk profile,” said Mark Grescovich, President and CEO. “Our earnings for the first quarter of 2026 benefited from an improved net interest margin, increased non-interest income and decreased non-interest expense. The strategic investments we have made across the organization are delivering tangible returns and are further strengthening Banner for long-term success. Additionally, Banner’s credit quality remains solid, supported by a well-funded reserve for loan losses and a robust capital position that provides resilience and flexibility for future growth. We also continue to benefit from a strong core deposit base, with core deposits representing 89% of total deposits at quarter-end. For 135 years, Banner has upheld its core values by consistently doing the right thing for our clients, communities, colleagues, company and shareholders. Our long-standing commitment has enabled us to earn trust, navigate change with confidence and continue building a strong foundation for the future.”
At March 31, 2026, Banner, on a consolidated basis, had $16.34 billion in assets, $11.55 billion in net loans and $13.84 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - First Quarter 2026 Results
April 22, 2026

First Quarter 2026 Highlights
•Net interest margin, on a tax equivalent basis, was 4.11% for the current quarter, compared to 4.03% in the preceding quarter and 3.92% in the first quarter a year ago.
•Revenue was $169.3 million for the first quarter of 2026, compared to $167.7 million in the preceding quarter and an increase of 6% from $160.2 million in the first quarter a year ago.
•Net interest income was $150.2 million in the first quarter of 2026, compared to $152.4 million in the preceding quarter and $141.1 million in the first quarter a year ago.
•Mortgage banking operations revenue was $3.2 million for the first quarter of 2026, compared to $3.6 million in the preceding quarter and $3.1 million the first quarter a year ago.
•Return on average assets was 1.37% for the first quarter of 2026, compared to 1.24% in the preceding quarter and 1.15% in the first quarter a year ago.
•Net loans receivable were $11.55 billion at March 31, 2026, compared to $11.56 billion at December 31, 2025, and compared to $11.28 billion at March 31, 2025.
•Total deposits were $13.84 billion at March 31, 2026, compared to $13.74 billion at December 31, 2025 and $13.59 billion at March 31, 2025.
•Core deposits represented 89% of total deposits at March 31, 2026.
•Non-performing assets were $51.7 million, or 0.32% of total assets, at March 31, 2026, compared to $51.2 million, or 0.31% of total assets, at December 31, 2025, and $42.7 million, or 0.26% of total assets, at March 31, 2025.
•The allowance for credit losses - loans was $160.4 million, or 1.37% of total loans receivable, as of March 31, 2026, compared to $160.3 million, or 1.37% of total loans receivable, as of December 31, 2025, and $157.3 million, or 1.38% of total loans receivable, as of March 31, 2025.
•Dividends paid to shareholders were $0.50 per share in the quarter ended March 31, 2026.
•Common shareholders’ equity per share increased 2% to $58.06 at March 31, 2026, compared to $57.08 at the preceding quarter end, and increased 9% from $53.16 at March 31, 2025.
•Tangible common shareholders’ equity per share* increased 2% to $47.00 at March 31, 2026, compared to $46.09 at December 31, 2025, and increased 11% from $42.27 at March 31, 2025.
•Repurchased 250,000 shares of Banner common stock during the first quarter of 2026 at an average price of $64.56 per share.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $150.2 million in the first quarter of 2026, compared to $152.4 million in the preceding quarter and $141.1 million in the first quarter a year ago. Net interest margin, on a tax equivalent basis, increased eight basis points to 4.11% for the first quarter of 2026, compared to 4.03% in the preceding quarter, and increased 19 basis points from 3.92% in the first quarter a year ago. The net interest margin for the current quarter benefited from lower funding costs.
Interest income was $197.8 million in the first quarter of 2026, compared to $205.0 million in the preceding quarter and $193.9 million in the first quarter of 2025. Average yields on interest-earning assets were 5.39% for both the first quarter of 2026 and the preceding quarter. Compared to the first quarter a year ago, average yields on interest-earning assets increased by four basis points from 5.35%, primarily due to increases in the average balance of loans. Average loan yields decreased by three basis points to 6.07% in the first quarter of 2026, compared to 6.10% in the preceding quarter, and was consistent with 6.07% in the first quarter a year ago.
Interest expense was $47.6 million in the first quarter of 2026, compared to $52.5 million in the preceding quarter and $52.8 million in the first quarter a year ago. Total deposit costs decreased by eight basis points to 1.35% in the first quarter of 2026, compared to 1.43% in the preceding quarter, and decreased by 12 basis points compared to 1.47% in the first quarter a year ago. The decrease in deposit costs in the current quarter compared to the prior quarter was primarily due to a decrease in market interest rates, as well as a lower percentage of interest-bearing deposits being held in higher cost certificates of deposits. The decrease in deposit costs in the current quarter compared to the same quarter a year ago was primarily due to the decreases in market interest rates, partially offset by an increase in the average balance of interest-bearing deposits. The average rate paid on borrowings decreased three basis points to 3.90% in the first quarter of 2026, compared to 3.93% in the preceding quarter, and decreased by 42 basis points compared to 4.32% in the first quarter a year ago. The year-over-year decrease was primarily due to declines in both interest rates paid and the average balance of higher costing FHLB advances. The total cost of funding liabilities decreased nine basis points to 1.38% in the first quarter of 2026, compared to 1.47% in the preceding quarter, and decreased 17 basis points from 1.55% in the first quarter a year ago, primarily due to deposit interest rate declines.
A $796,000 recapture of provision for credit losses was recorded in the current quarter (comprised of a $1.3 million provision for credit losses - loans and a $2.1 million recapture of provision for credit losses - unfunded loan commitments). This compares to a $2.4 million provision for credit losses in the prior quarter (comprised of a $1.5 million provision for credit losses - loans and a $945,000 provision for credit losses - unfunded loan commitments) and a $3.1 million provision for credit losses in the first quarter a year ago (comprised of a $4.5 million provision for credit losses - loans and a $1.4 million recapture of provision for credit losses - unfunded loan commitments).

BANR - First Quarter 2026 Results
April 22, 2026

Total non-interest income was $19.2 million in the first quarter of 2026, compared to $15.2 million in the preceding quarter and $19.1 million in the first quarter a year ago. The sequential increase was driven primarily by a $3.7 million favorable shift in fair value adjustments on financial instruments. This was partially offset by a $1.2 million net loss on the sale of securities during the current quarter. Compared to the prior year quarter, the slight increase in non-interest income was primarily attributable to an increase in fair value adjustments on financial instruments carried at fair value, partially offset by the net loss recognized on the sale of securities during the current quarter.
Total non-interest expense was $102.6 million in the first quarter of 2026, compared to $104.1 million in the preceding quarter and $101.3 million in the first quarter of 2025. The decrease from the previous quarter reflected a $1.2 million decrease in occupancy and equipment costs, primarily due to lower rent expense as well as lower building repair and maintenance expenses, a $988,000 decrease in professional and legal expenses, primarily due to expenses recognized on a pending legal settlement during the prior quarter and lower audit and regulatory exam expenses, and a $1.0 million decrease in advertising and marketing expense, primarily due to decreases in direct mail marketing and community development expenses. These decreases were partially offset by a $2.3 million increase in salary and employee benefits, resulting from increased medical premiums and payroll tax expenses. The increase compared to the same quarter a year ago primarily reflects increases in salary and employee benefits, partially offset by a decrease in occupancy and equipment costs.
Banner’s efficiency ratio was 60.60% for the first quarter of 2026, compared to 62.11% in the preceding quarter and 63.21% in the same quarter a year ago. Banner’s adjusted efficiency ratio, a non-GAAP financial measure, was 59.45% for the first quarter of 2026, compared to 59.87% in the preceding quarter and 62.18% in the year-ago quarter. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Balance Sheet Review
Total assets were $16.34 billion at March 31, 2026, compared to $16.35 billion at December 31, 2025, and $16.17 billion at March 31, 2025. The decrease compared to the prior quarter was primarily due to decreases in both loans held for sale and loans receivable and a reduction in FHLB stock resulting from the repayment of FHLB advances, partially offset by growth in interest-bearing deposits held at other banks. Securities and interest-bearing deposits held at other banks totaled $3.24 billion at March 31, 2026, compared to $3.22 billion at December 31, 2025 and $3.33 billion at March 31, 2025. The average effective duration of the securities portfolio was approximately 6.1 years and 6.5 years at March 31, 2026 and March 31, 2025, respectively.
Total loans receivable were $11.71 billion at March 31, 2026, compared to $11.72 billion at December 31, 2025, and increased from $11.44 billion at March 31, 2025. Commercial real estate loans totaled $4.11 billion at March 31, 2026, an increase of 2% compared to $4.05 billion at December 31, 2025, and an increase of 7% from $3.84 billion at March 31, 2025. The increases from both periods reflected a combination of new loan production and the conversion of commercial construction loans to the commercial real estate portfolio upon completion of the construction phase. Multifamily real estate loans decreased 6% to $798.2 million at March 31, 2026, compared to $850.8 million at December 31, 2025, and decreased 9% from $877.7 million at March 31, 2025. The decreases from both periods were primarily due to payoffs and paydowns. Agricultural business loans decreased 6% to $332.4 million at March 31, 2026, compared to $353.2 million at December 31, 2025, and decreased from $334.9 million at March 31, 2025. The decrease was primarily due to operating line paydowns and payoffs exceeding new production. Consumer loans increased to $774.0 million at March 31, 2026, compared to $768.5 million at December 31, 2025, and increased 8% compared to $717.2 million at March 31, 2025. The increases resulted from both new loan production and advances, primarily related to home equity revolving lines of credit.
Loans held for sale were $33.8 million at March 31, 2026, compared to $42.9 million at December 31, 2025, and $24.5 million at March 31, 2025. One- to four- family residential mortgage held for sale loans sold in the current quarter totaled $132.6 million, compared to $104.2 million in the preceding quarter, and $108.1 million in the first quarter a year ago. The decrease in loans held for sale at March 31, 2026, compared to the preceding quarter, was primarily attributable to higher sales volumes of one- to four-family residential mortgage loans held for sale during the current quarter. The increase in loans held for sale at March 31, 2026, compared to the prior-year quarter, was primarily attributable to increased originations of one- to four- family residential mortgage loans held for sale.
Total deposits were $13.84 billion at March 31, 2026, compared to $13.74 billion at December 31, 2025, and $13.59 billion a year ago. Core deposits increased to $12.38 billion at March 31, 2026, compared to $12.21 billion at December 31, 2025, and $12.09 billion at March 31, 2025. The increase compared to the preceding quarter primarily reflects increases in non-interest-bearing deposits and interest-bearing transaction and savings accounts. The increase compared to the prior year quarter primarily reflects increases in interest-bearing transaction and savings accounts. Core deposits remained stable at 89% of total deposits at March 31, 2026, December 31, 2025 and March 31, 2025. Certificates of deposit decreased 4% to $1.46 billion at March 31, 2026, compared to $1.53 billion at December 31, 2025, and decreased 3% from $1.50 billion a year earlier.
There were no outstanding FHLB advances at March 31, 2026, compared to $150.0 million at December 31, 2025, and $168.0 million a year ago, as the increase in core deposits was used to pay off FHLB advances during the current quarter. At March 31, 2026, off-balance sheet liquidity included additional borrowing capacity of $3.76 billion at the FHLB and $1.74 billion at the Federal Reserve, as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
At March 31, 2026, total common shareholders’ equity was $1.97 billion, or 12.03% of total assets, compared to $1.95 billion, or 11.90% of total assets at December 31, 2025, and $1.83 billion, or 11.34% of total assets at March 31, 2025. The increase in total common shareholders’ equity from December 31, 2025, was primarily attributable to a $37.4 million increase in retained earnings resulting from $54.7 million in net income, partially offset by the accrual of $17.3 million in cash dividends during the first quarter of 2026. In addition, Banner repurchased 250,000 shares of its common stock in the first quarter of 2026 at an average price of $64.56 per share. At March 31, 2026, tangible common shareholders’ equity, a non-GAAP financial measure, was $1.59 billion, or 9.97% of tangible assets, compared to $1.57 billion, or 9.84% of tangible assets, at December 31, 2025, and $1.46 billion, or 9.23% of tangible assets, a year ago. See “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2026 Results
April 22, 2026

Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At March 31, 2026, Banner’s estimated common equity Tier 1 capital ratio was 12.97%, its estimated Tier 1 leverage capital to average assets ratio was 11.68%, and its estimated total capital to risk-weighted assets ratio was 14.85%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $160.4 million, or 1.37% of total loans receivable and 353% of non-performing loans, at March 31, 2026, compared to $160.3 million, or 1.37% of total loans receivable and 351% of non-performing loans, at December 31, 2025, and $157.3 million, or 1.38% of total loans receivable and 404% of non-performing loans, at March 31, 2025. The allowance ratio remained stable compared to both prior periods, reflecting consistent portfolio composition and credit performance. Coverage of non-performing loans remained strong at 353% at March 31, 2026, compared to 351% at December 31, 2025. The year-over-year decline from 404% at March 31, 2025 reflects moderate growth in non-performing loans over the past year, from $39.0 million to $45.4 million, while the allowance level has remained stable and commensurate with the portfolio’s risk profile. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $12.9 million at March 31, 2026, compared to $15.0 million at December 31, 2025, and $12.2 million at March 31, 2025. Net loan charge-offs remained low at $1.2 million in the first quarter of 2026, compared to net loan charge-offs of $934,000 and $2.7 million in the preceding quarter and first quarter a year ago, respectively. Non-performing loans were $45.4 million at March 31, 2026, compared to $45.6 million at December 31, 2025, and $39.0 million a year ago. Substandard loans were $235.0 million as of March 31, 2026, compared to $193.1 million as of December 31, 2025, and $197.8 million a year ago. Total non-performing assets were $51.7 million, or 0.32% of total assets, at March 31, 2026, compared to $51.2 million, or 0.31% of total assets, at December 31, 2025, and $42.7 million, or 0.26% of total assets, a year ago.

Conference Call
Banner will host a conference call on Thursday, April 23, 2026, at 8:00 a.m. PDT, to discuss its first quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (800) 715-9871 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $16.34 billion bank holding company operating a commercial bank primarily in Washington, Oregon, California and Idaho through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - First Quarter 2026 Results
April 22, 2026

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
Forward-looking statements may relate to, among other things, future financial performance, strategic plans or objectives, revenues or earnings projections, and other financial or operational information. These statements are inherently subject to numerous risks and uncertainties, including ongoing market volatility and evolving global conditions, which may cause actual results to differ materially from those expressed or implied. These factors include, but are not limited to: (1) adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of labor shortages, elevated inflation, recessionary pressures, or slowing economic growth; (2) changes in interest rate levels, volatility, and the timing and pace of such changes, including actions by the Federal Reserve, which could materially affect our net interest margin, funding costs, asset values, access to capital and liquidity; (3) the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; (4) geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, South America, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors, including, but not limited to, agriculture-based lending; (5) the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; (6) the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment; (7) expectations regarding key growth initiatives and strategic priorities; (8) credit risks from lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (9) results of examinations by regulatory authorities, which could result in the imposition of penalties, required changes to our business practices, or additional reserves; (10) competitive pressures among depository and non-depository institutions that adversely affect pricing, market share, deposit flows or product offerings; (11) fluctuations in real estate values; (12) the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking platforms, and cybersecurity; (13) vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; (14) market volatility or deterioration in capital markets affecting liquidity, valuations, or investor confidence; (15) the costs, effects and outcomes of litigation or other legal proceedings involving the Company; (16) legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; (17) climate-related risks and natural disasters, which may affect loan collateral, operations, or compliance obligations; (18) changes in accounting principles, policies or guidelines; (19) the impact of future acquisitions or business combinations, including related goodwill impairment risks and integration challenges; (20) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (21) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (22) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - First Quarter 2026 Results
April 22, 2026

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
INTEREST INCOME:
Loans receivable	$173,703	$178,908	$168,677
Mortgage-backed securities	14,316	14,750	15,744
Securities and cash equivalents	9,799	11,322	9,447
Total interest income	197,818	204,980	193,868
INTEREST EXPENSE:
Deposits	45,678	50,494	48,737
Federal Home Loan Bank (FHLB) advances	40	17	860
Other borrowings	697	693	694
Subordinated debt	1,234	1,328	2,494
Total interest expense	47,649	52,532	52,785
Net interest income	150,169	152,448	141,083
(RECAPTURE) PROVISION FOR CREDIT LOSSES	(796)	2,441	3,139
Net interest income after (recapture) provision for credit losses	150,965	150,007	137,944
NON-INTEREST INCOME:
Deposit fees and other service charges	11,391	10,681	10,769
Mortgage banking operations	3,212	3,617	3,103
Bank-owned life insurance	2,312	2,491	2,575
Miscellaneous	1,826	446	2,346
	18,741	17,235	18,793
Net loss on sale of securities	(1,242)	—	—
Net change in valuation of financial instruments carried at fair value	1,662	(2,010)	315
Total non-interest income	19,161	15,225	19,108
NON-INTEREST EXPENSE:
Salary and employee benefits	67,732	65,428	64,857
Less capitalized loan origination costs	(3,886)	(4,163)	(3,330)
Occupancy and equipment	10,697	11,852	12,097
Information and computer data services	8,313	9,041	7,628
Payment and card processing services	6,041	6,239	5,750
Professional and legal expenses	1,613	2,601	2,430
Advertising and marketing	673	1,676	590
Deposit insurance	2,717	2,850	2,797
State and municipal business and use taxes	1,820	1,751	1,454
Real estate operations, net	109	(43)	(61)
Amortization of core deposit intangibles	256	315	456
Miscellaneous	6,523	6,598	6,591
Total non-interest expense	102,608	104,145	101,259
Income before provision for income taxes	67,518	61,087	55,793
PROVISION FOR INCOME TAXES	12,802	9,838	10,658
NET INCOME	$54,716	$51,249	$45,135
Earnings per common share:
Basic	$1.61	$1.50	$1.31
Diluted	$1.60	$1.49	$1.30
Cumulative dividends declared per common share	$0.50	$0.50	$0.48
Weighted average number of common shares outstanding:
Basic	34,039,234	34,214,220	34,509,815
Diluted	34,254,587	34,408,587	34,778,687

BANR - First Quarter 2026 Results
April 22, 2026

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$180,158	$182,772	$213,574	(1)%	(16)%
Interest-bearing deposits	259,081	239,868	228,371	8%	13%
Total cash and cash equivalents	439,239	422,640	441,945	4%	(1)%
Securities - available for sale, amortized cost $2,294,225, $2,271,471 and $2,426,395, respectively	2,035,021	2,016,261	2,108,945	1%	(4)%
Securities - held to maturity, fair value $791,763, $814,668 and $819,261, respectively	943,688	961,196	991,796	(2)%	(5)%
Total securities	2,978,709	2,977,457	3,100,741	—%	(4)%
FHLB stock	9,809	16,476	17,286	(40)%	(43)%
Loans held for sale	33,778	42,902	24,536	(21)%	38%
Loans receivable	11,707,626	11,721,687	11,438,796	—%	2%
Allowance for credit losses – loans	(160,352)	(160,276)	(157,323)	—%	2%
Net loans receivable	11,547,274	11,561,411	11,281,473	—%	2%
Accrued interest receivable	63,736	60,525	63,987	5%	—%
Property and equipment, net	108,303	111,522	119,649	(3)%	(9)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	1,235	1,491	2,602	(17)%	(53)%
Bank-owned life insurance	321,660	319,347	313,942	1%	2%
Operating lease right-of-use assets	31,056	32,736	37,134	(5)%	(16)%
Other assets	436,352	434,860	394,396	—%	11%
Total assets	$16,344,272	$16,354,488	$16,170,812	—%	1%
LIABILITIES
Deposits:
Non-interest-bearing	$4,532,639	$4,489,839	$4,571,598	1%	(1)%
Interest-bearing transaction and savings accounts	7,842,911	7,721,003	7,517,617	2%	4%
Interest-bearing certificates	1,464,814	1,532,304	1,504,050	(4)%	(3)%
Total deposits	13,840,364	13,743,146	13,593,265	1%	2%
Advances from FHLB	—	150,000	168,000	(100)%	(100)%
Other borrowings	115,723	107,715	130,588	7%	(11)%
Subordinated notes, net	—	—	80,389	—%	(100)%
Junior subordinated debentures at fair value	79,472	79,151	67,711	—%	17%
Operating lease liabilities	33,794	35,755	40,466	(5)%	(16)%
Accrued expenses and other liabilities	261,295	245,266	210,771	7%	24%
Deferred compensation	46,990	47,158	46,169	—%	2%
Total liabilities	14,377,638	14,408,191	14,337,359	—%	—%
SHAREHOLDERS’ EQUITY
Common stock	1,268,298	1,282,505	1,308,967	(1)%	(3)%
Retained earnings	909,222	871,803	772,412	4%	18%
Accumulated other comprehensive loss	(210,886)	(208,011)	(247,926)	1%	(15)%
Total shareholders’ equity	1,966,634	1,946,297	1,833,453	1%	7%
Total liabilities and shareholders’ equity	$16,344,272	$16,354,488	$16,170,812	—%	1%
Common Shares Issued:
Shares outstanding at end of period	33,875,098	34,097,856	34,489,972
Common shareholders’ equity per share (1)	$58.06	$57.08	$53.16
Common shareholders’ tangible equity per share (1) (2)	$47.00	$46.09	$42.27
Common shareholders’ equity to total assets	12.03%	11.90%	11.34%
Common shareholders’ tangible equity to tangible assets (2)	9.97%	9.84%	9.23%
Consolidated Tier 1 leverage capital ratio	11.68%	11.41%	11.22%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOANS				Percentage Change
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Prior Qtr	Prior Yr Qtr
Commercial real estate (CRE):
Owner-occupied	$1,176,035	$1,138,298	$1,020,829	3%	15%
Investment properties	1,719,220	1,701,413	1,598,387	1%	8%
Small balance CRE	1,218,388	1,212,357	1,217,458	—%	—%
Multifamily real estate	798,230	850,789	877,716	(6)%	(9)%
Construction, land and land development:
Commercial construction	174,761	156,021	146,467	12%	19%
Multifamily construction	502,166	514,330	618,942	(2)%	(19)%
One- to four-family construction	617,233	607,447	504,265	2%	22%
Land and land development	400,959	433,678	396,009	(8)%	1%
Commercial business:
Commercial business	1,231,154	1,225,108	1,283,754	—%	(4)%
Small business scored	1,199,913	1,187,360	1,122,550	1%	7%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	332,440	353,152	334,899	(6)%	(1)%
One- to four-family residential	1,563,088	1,573,191	1,600,283	(1)%	(2)%
Consumer:
Consumer—home equity revolving lines of credit	682,692	679,489	620,483	—%	10%
Consumer—other	91,347	89,054	96,754	3%	(6)%
Total loans receivable	$11,707,626	$11,721,687	$11,438,796	—%	2%
Loans 30 - 89 days past due and on accrual	$30,177	$26,767	$37,339
Total delinquent loans (including loans on non-accrual), net	$65,632	$63,093	$71,927
Total delinquent loans / Total loans receivable	0.56%	0.54%	0.63%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2026		Dec 31, 2025	Mar 31, 2025	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount
Washington	$5,313,022	45%	$5,371,200	$5,260,906	(1)%	1%
California	3,159,842	27%	3,105,405	2,927,835	2%	8%
Oregon	2,166,750	18%	2,159,404	2,122,953	—%	2%
Idaho	690,608	6%	667,343	665,625	3%	4%
Utah	77,046	1%	82,594	88,858	(7)%	(13)%
Other	300,358	3%	335,741	372,619	(11)%	(19)%
Total loans receivable	$11,707,626	100%	$11,721,687	$11,438,796	—%	2%

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Commercial real estate	$220,193	$136,604	$37,041
Multifamily real estate	3,869	4,300	9,555
Construction and land	323,941	362,199	287,565
Commercial business	168,324	219,592	103,739
Agricultural business	22,562	28,815	12,765
One-to four-family residential	13,416	7,219	5,139
Consumer	110,913	108,578	80,030
Total loan originations (excluding loans held for sale)	$863,218	$867,307	$535,834

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES – LOANS	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Balance, beginning of period	$160,276	$159,707	$155,521
Provision for credit losses – loans	1,292	1,503	4,549
Recoveries of loans previously charged off:
Commercial real estate	11	48	57
Construction and land	4	4	—
One- to four-family real estate	13	14	188
Commercial business	81	93	557
Agricultural business, including secured by farmland	4	68	10
Consumer	140	83	119
	253	310	931
Loans charged off:
One- to four-family real estate	—	—	(13)
Commercial business	(863)	(837)	(3,301)
Consumer	(606)	(407)	(364)
	(1,469)	(1,244)	(3,678)
Net charge-offs	(1,216)	(934)	(2,747)
Balance, end of period	$160,352	$160,276	$157,323
Net charge-offs / average loans receivable	(0.010)%	(0.008)%	(0.024)%

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES – LOANS	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Commercial real estate	$41,788	$41,599	$40,076
Multifamily real estate	9,201	9,805	10,109
Construction and land	34,589	35,508	32,042
One- to four-family real estate	19,640	19,552	20,752
Commercial business	39,452	37,785	38,665
Agricultural business, including secured by farmland	4,930	5,567	5,641
Consumer	10,752	10,460	10,038
Total allowance for credit losses – loans	$160,352	$160,276	$157,323
Allowance for credit losses - loans / Total loans receivable	1.37%	1.37%	1.38%
Allowance for credit losses - loans / Non-performing loans	353%	351%	404%

CHANGE IN THE ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Balance, beginning of period	$14,985	$14,040	$13,562
(Recapture) provision for credit losses - unfunded loan commitments	(2,082)	945	(1,400)
Balance, end of period	$12,903	$14,985	$12,162

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

NON-PERFORMING ASSETS	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,027	$525	$2,182
Construction and land	4,321	5,175	4,359
One- to four-family	20,945	19,855	10,448
Commercial business	6,988	6,751	6,425
Agricultural business, including secured by farmland	5,511	4,609	10,301
Consumer	4,214	4,610	4,874
	44,006	41,525	38,589
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Construction and land	—	1,268	—
One- to four-family	636	2,698	9
Commercial business	—	—	206
Consumer	795	148	155
	1,431	4,114	370
Total non-performing loans	45,437	45,639	38,959
REO	6,248	5,578	3,468
Other repossessed assets	—	18	300
Total non-performing assets	$51,685	$51,235	$42,727
Total non-performing assets to total assets	0.32%	0.31%	0.26%

LOANS BY CREDIT RISK RATING	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Pass	$11,416,687	$11,446,550	$11,207,852
Special Mention	55,981	82,060	33,133
Substandard	234,958	193,077	197,811
Total	$11,707,626	$11,721,687	$11,438,796

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,532,639	$4,489,839	$4,571,598	1%	(1)%
Interest-bearing checking	2,628,731	2,609,080	2,431,279	1%	8%
Regular savings accounts	3,859,530	3,723,922	3,542,005	4%	9%
Money market accounts	1,354,650	1,388,001	1,544,333	(2)%	(12)%
Total interest-bearing transaction and savings accounts	7,842,911	7,721,003	7,517,617	2%	4%
Total core deposits	12,375,550	12,210,842	12,089,215	1%	2%
Interest-bearing certificates	1,464,814	1,532,304	1,504,050	(4)%	(3)%
Total deposits	$13,840,364	$13,743,146	$13,593,265	1%	2%

GEOGRAPHIC CONCENTRATION OF DEPOSITS	Mar 31, 2026		Dec 31, 2025	Mar 31, 2025	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,429,406	54%	$7,500,215	$7,394,201	(1)%	—%
Oregon	3,125,040	23%	3,035,104	3,045,078	3%	3%
California	2,558,466	18%	2,483,948	2,463,012	3%	4%
Idaho	727,452	5%	723,879	690,974	—%	5%
Total deposits	$13,840,364	100%	$13,743,146	$13,593,265	1%	2%

INCLUDED IN TOTAL DEPOSITS	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Public non-interest-bearing accounts	$146,846	$138,860	$146,390
Public interest-bearing transaction & savings accounts	237,776	234,669	239,707
Public interest-bearing certificates	36,125	34,431	24,226
Total public deposits	$420,747	$407,960	$410,323
Collateralized public deposits	$325,675	$312,310	$313,445
Total brokered deposits	$—	$50,002	$75,321

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Number of deposit accounts	444,250	445,989	453,808
Average account balance per account	$32	$31	$30

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2026	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$2,055,876	14.85%	$1,107,753	8.00%	$1,384,692	10.00%
Tier 1 capital to risk-weighted assets	1,882,784	13.60%	830,815	6.00%	830,815	6.00%
Tier 1 leverage capital to average assets	1,882,784	11.68%	644,575	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,796,284	12.97%	623,111	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,959,652	14.16%	1,107,375	8.00%	1,384,219	10.00%
Tier 1 capital to risk-weighted assets	1,786,618	12.91%	830,531	6.00%	1,107,375	8.00%
Tier 1 leverage capital to average assets	1,786,618	11.09%	644,332	4.00%	805,415	5.00%
Common equity tier 1 capital to risk-weighted assets	1,786,618	12.91%	622,898	4.50%	899,742	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Mar 31, 2026			Dec 31, 2025			Mar 31, 2025
	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)	Average Balance	Interest and Dividends	Yield / Cost (3)
Interest-earning assets:
Held for sale loans	$26,051	$381	5.93%	$31,892	$487	6.06%	$22,457	$357	6.45%
Real estate secured loans	9,754,431	144,369	6.00%	9,759,170	148,310	6.03%	9,366,213	137,724	5.96%
Commercial/agricultural loans	1,853,248	29,153	6.38%	1,877,966	30,430	6.43%	1,907,212	30,752	6.54%
Consumer and other loans	116,147	2,040	7.12%	119,212	2,076	6.91%	121,492	2,092	6.98%
Total loans (1)	11,749,877	175,943	6.07%	11,788,240	181,303	6.10%	11,417,374	170,925	6.07%
Mortgage-backed securities	2,326,123	14,509	2.53%	2,379,784	14,943	2.49%	2,542,983	15,895	2.53%
Other securities	878,650	9,040	4.17%	869,066	9,141	4.17%	902,732	9,687	4.35%
Interest-bearing deposits with banks	184,204	1,518	3.34%	293,188	2,786	3.77%	65,758	484	2.99%
FHLB stock	9,912	148	6.06%	9,849	300	12.08%	12,804	149	4.72%
Total investment securities	3,398,889	25,215	3.01%	3,551,887	27,170	3.03%	3,524,277	26,215	3.02%
Total interest-earning assets	15,148,766	201,158	5.39%	15,340,127	208,473	5.39%	14,941,651	197,140	5.35%
Non-interest-earning assets	1,106,533			1,081,392			1,006,497
Total assets	$16,255,299			$16,421,519			$15,948,148
Deposits:
Interest-bearing checking accounts	$2,631,917	9,273	1.43%	$2,671,378	10,550	1.57%	$2,381,106	8,537	1.45%
Savings accounts	3,792,427	18,388	1.97%	3,739,496	19,623	2.08%	3,450,908	18,103	2.13%
Money market accounts	1,387,870	6,151	1.80%	1,430,674	6,926	1.92%	1,555,262	7,860	2.05%
Certificates of deposit	1,481,349	11,866	3.25%	1,539,845	13,395	3.45%	1,531,428	14,237	3.77%
Total interest-bearing deposits	9,293,563	45,678	1.99%	9,381,393	50,494	2.14%	8,918,704	48,737	2.22%
Non-interest-bearing deposits	4,470,629	—	—%	4,584,612	—	—%	4,526,596	—	—%
Total deposits	13,764,192	45,678	1.35%	13,966,005	50,494	1.43%	13,445,300	48,737	1.47%
Other interest-bearing liabilities:
FHLB advances	4,089	40	3.97%	1,630	17	4.14%	75,300	860	4.63%
Other borrowings	111,569	697	2.53%	114,685	693	2.40%	134,761	694	2.09%
Junior subordinated debentures and subordinated notes	89,178	1,234	5.61%	89,178	1,328	5.91%	169,678	2,494	5.96%
Total borrowings	204,836	1,971	3.90%	205,493	2,038	3.93%	379,739	4,048	4.32%
Total funding liabilities	13,969,028	47,649	1.38%	14,171,498	52,532	1.47%	13,825,039	52,785	1.55%
Other non-interest-bearing liabilities (2)	320,808			324,492			324,031
Total liabilities	14,289,836			14,495,990			14,149,070
Shareholders’ equity	1,965,463			1,925,529			1,799,078
Total liabilities and shareholders’ equity	$16,255,299			$16,421,519			$15,948,148
Net interest income/rate spread (tax equivalent)		153,509	4.01%		155,941	3.92%		144,355	3.80%
Net interest margin (tax equivalent)			4.11%			4.03%			3.92%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,340)			(3,493)			(3,272)
Net interest income and margin, as reported		$150,169	4.02%		$152,448	3.94%		$141,083	3.83%
Additional Key Financial Ratios:
Return on average assets			1.37%			1.24%			1.15%
Adjusted return on average assets (4)			1.36%			1.29%			1.14%
Return on average equity			11.29%			10.56%			10.17%
Adjusted return on average equity (4)			11.23%			10.97%			10.12%
Return on average tangible common equity (4)			14.00%			13.17%			12.96%
Average equity/average assets			12.09%			11.73%			11.28%
Average interest-earning assets/average interest-bearing liabilities			159.49%			160.01%			160.69%
Average interest-earning assets/average funding liabilities			108.45%			108.25%			108.08%
Non-interest income/average assets			0.48%			0.37%			0.49%
Non-interest expense/average assets			2.56%			2.52%			2.57%
Efficiency ratio			60.60%			62.11%			63.21%
Adjusted efficiency ratio (4)			59.45%			59.87%			62.18%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis, which Banner believes provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice. The tax equivalent yield adjustment to interest earned on loans was $2.2 million, $2.4 million and $2.2 million for the quarters ended March 31, 2026, December 31, 2025 and March 31, 2025, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.1 million for both the quarters ended March 31, 2026 and December 31, 2025 and $1.0 million for the quarter ended March 31, 2025.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share, the ratio of tangible common equity to tangible assets and the return on average tangible common equity, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Net interest income (GAAP)	$150,169	$152,448	$141,083
Non-interest income (GAAP)	19,161	15,225	19,108
Total revenue (GAAP)	169,330	167,673	160,191
Exclude: Net loss on sale of securities	1,242	—	—
Net change in valuation of financial instruments carried at fair value	(1,662)	2,010	(315)
Losses incurred on building and lease exits	—	169	—
Adjusted revenue (non-GAAP)	$168,910	$169,852	$159,876

ADJUSTED EARNINGS	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Net income (GAAP)	$54,716	$51,249	$45,135
Exclude: Net loss on sale of securities	1,242	—	—
Net change in valuation of financial instruments carried at fair value	(1,662)	2,010	(315)
Building and lease exit costs	9	603	—
Related net tax expense (benefit)	99	(627)	76
Total adjusted earnings (non-GAAP)	$54,404	$53,235	$44,896

Diluted earnings per share (GAAP)	$1.60	$1.49	$1.30
Diluted adjusted earnings per share (non-GAAP)	$1.59	$1.55	$1.29
Return on average assets	1.37%	1.24%	1.15%
Adjusted return on average assets (1)	1.36%	1.29%	1.14%
Return on average equity	11.29%	10.56%	10.17%
Adjusted return on average equity (2)	11.23%	10.97%	10.12%

AVERAGE TANGIBLE COMMON EQUITY	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Net Income (GAAP)	$54,716	$51,249	$45,135
Exclude: Amortization of intangibles, net of tax	$202	$249	$360
Tangible net income available to common shareholders (non-GAAP)	$54,918	$51,498	$45,495

Average common shareholder’s equity	$1,965,463	$1,925,529	$1,799,078
Exclude: Average goodwill and other intangible assets, net	374,477	374,764	375,943
Average tangible common equity	$1,590,986	$1,550,765	$1,423,135

Return on average tangible common equity (3)	14.00%	13.17%	12.96%

(1)Adjusted earnings (non-GAAP) divided by average assets.
(2)Adjusted earnings (non-GAAP) divided by average equity.
(3)Tangible net income (non-GAAP) divided by average tangible common equity (non-GAAP).

BANR - First Quarter 2026 Results
April 22, 2026

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Non-interest expense (GAAP)	$102,608	$104,145	$101,259
Exclude: CDI amortization	(256)	(315)	(456)
State/municipal tax expense	(1,820)	(1,751)	(1,454)
REO operations	(109)	43	61
Building and lease exit costs	(9)	(434)	—
Adjusted non-interest expense (non-GAAP)	$100,414	$101,688	$99,410

Net interest income (GAAP)	$150,169	$152,448	$141,083
Non-interest income (GAAP)	19,161	15,225	19,108
Total revenue (GAAP)	169,330	167,673	160,191
Exclude: Net loss on sale of securities	1,242	—	—
Net change in valuation of financial instruments carried at fair value	(1,662)	2,010	(315)
Losses incurred on building and lease exits	—	169	—
Adjusted revenue (non-GAAP)	$168,910	$169,852	$159,876

Efficiency ratio (GAAP)	60.60%	62.11%	63.21%
Adjusted efficiency ratio (non-GAAP) (1)	59.45%	59.87%	62.18%

(1)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue (non-GAAP).

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Mar 31, 2026	Dec 31, 2025	Mar 31, 2025
Shareholders’ equity (GAAP)	$1,966,634	$1,946,297	$1,833,453
Exclude goodwill and other intangible assets, net	374,356	374,612	375,723
Tangible common shareholders’ equity (non-GAAP)	$1,592,278	$1,571,685	$1,457,730

Total assets (GAAP)	$16,344,272	$16,354,488	$16,170,812
Exclude goodwill and other intangible assets, net	374,356	374,612	375,723
Total tangible assets (non-GAAP)	$15,969,916	$15,979,876	$15,795,089
Common shareholders’ equity to total assets (GAAP)	12.03%	11.90%	11.34%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	9.97%	9.84%	9.23%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,966,634	$1,946,297	$1,833,453
Tangible common shareholders’ equity (non-GAAP)	$1,592,278	$1,571,685	$1,457,730
Common shares outstanding at end of period	33,875,098	34,097,856	34,489,972
Common shareholders’ equity (book value) per share (GAAP)	$58.06	$57.08	$53.16
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$47.00	$46.09	$42.27